Exhibit 21.1

Subsidiaries of America’s Car-Mart, Inc.

Name	State of Incorporation/ Organization	Additional Trade Names

Crown Delaware Investments Corp.	Delaware

America’s Car Mart, Inc.	Arkansas	Car-Mart (individual auto dealerships may operate as “Car-Mart of” the city in which the dealership is located)
Discount Auto
Auto Credit of Southern Illinois

Colonial Auto Finance, Inc.	Arkansas

Colonial Underwriting, Inc.	Arkansas

Texas Car-Mart, Inc.	Texas	Car-Mart (individual auto dealerships may operate as “Car-Mart of” the city in which the dealership is located)

Auto Finance Investors, Inc.	Texas

ACM Insurance Company	Arkansas